Exhibit 16.1

July 17, 2015

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Vringo, Inc. (the Company) and, under the date of March 16, 2015, we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2014. On July 13, 2015, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated July 17, 2015, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statement that (i) the change was approved by the Audit Committee of the Board of Directors and (ii) CohnReznick LLP was not consulted with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP